Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FINTECH ECOSYSTEM DEVELOPMENT CORP.

April 18, 2024

Fintech Ecosystem Development Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Fintech Ecosystem Development Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 5, 2021 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 18, 2021 and the First Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 23, 2023 (as amended, the “Amended and Restated Certificate”).

2. This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3. This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Section 9.1(d) is hereby amended and restated to read in full as follows:

(d) In the event that the Company has not consummated an initial Business Combination before April 21, 2024, upon the Sponsor’s request, the Company may extend the period of time to consummate an initial business combination by an additional six months, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of $66,000 and an aggregate amount equal to $0.033 for each then-outstanding Public Shares for each such one-month extension until October 21, 2024, unless the Closing of the Company’s initial business combination shall have occurred for such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of an initial business combination and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.

IN WITNESS WHEREOF, Fintech Ecosystem Development Corp. has caused this Certificate of Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

FINTECH ECOSYSTEM DEVELOPMENT CORP.

By:	/s/ Saiful Khandaker
Name:	Saiful Khandaker
Title:	Chief Executive Officer